Exhibit 3.80

AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

DELL COMPUTER HOLDINGS L.P.

Table of Contents

Article I DEFINED TERMS		1

1.1	Definitions	1

Article II GENERAL PROVISIONS		2

2.1	Formation and Purpose	2
2.2	Name	3
2.3	Names and Addresses of Partners	3
2.4	Place of Business	3
2.5	Certificate of Limited Partnership	3
2.6	No Individual Authority	3
2.7	Term	3

Article III CAPITAL CONTRIBUTIONS		3

3.1	Capital Contributions	3
3.2	Return of Capital	3
3.3	Interest on Capital Contributions	3

Article IV ACCOUNTING RECORDS		3

4.1	Books and Records	3
4.2	Bank Accounts	4
4.3	Tax Matters Partner	4

Article V ALLOCATIONS, DISTRIBUTIONS AND INTERESTS		4

5.1	Allocation of Net Income or Net loss: Federal Income Tax Allocations	4
5.2	Distribution of Available Cash	4

Article VI STATUS OF LIMITED PARTNER		4

6.1	Participation in Management	4
6.2	Limited Liability	4

Article VII POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER		5

7.1	General Powers	5
7.2	Managers and Other Agents: Titles; Appointment; Term; Removal	5
7.3	Tax Elections	5

Article VIII TRANSFERS OF INTERESTS IN THE PARTNERSHIP		6

8.1	Limitations on Transfers by Partners	6
8.2	Transfers to Affiliates	6

Article IX MISCELLANEOUS		6

9.1	GOVERNING LAW	6
9.2	Severability	6
9.3	Multiple Counterparts	6
9.4	Amendments	6
9.5	Title to Partnership Property	6

i

AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

DELL COMPUTER HOLDINGS L.P.

This Amended and Restated Agreement of Limited Partnership of Dell Computer Holdings L.P., a Texas limited partnership (the “Company”) is entered into as of September 23, 2013 by and between Dell DFS Corporation, a Delaware corporation, as the general partner, and Dell International L.L.C., a Delaware limited liability company, as the limited partner.

WITNESSETH

WHEREAS, Dell Gen. P. Corp., a Delaware corporation, as the general partner (the “Original GP”) and Dell Computer Holdings Corp., a Delaware corporation, as the limited partner (the “Original LP”) previously formed the Company by filing a Certificate of Limited Partnership with the State of Texas effective as of May 14, 1993, as amended (the “Certificate”) and entered into that certain Agreement of Limited Partnership of the Company, dated as of the same date (the “Original LP Agreement”);

WHEREAS, effective as of March 19, 2008, the Original GP was merged with and into the General Partner (as defined below), with the General Partner as the surviving corporation of the merger;

WHEREAS, effective as of July 23, 2009, the Original LP was merged with and into the Limited Partner (as defined below), with the Limited Partner as the surviving company of the merger;

WHEREAS, the General Partner and the Limited Partner have the power to amend the Original LP Agreement pursuant to Section 9.4 of the Original LP Agreement; and

WHEREAS, the General Partner and the Limited Partner wish to amend and restate the Original LP Agreement in order to correctly reference the names of the Partners and as further set forth below.

NOW, THEREFORE, the Original LP Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINED TERMS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

1.1 Definitions. When used it this Agreement, the following terms will have the meanings set forth below.

(a) “Act” shall mean the Texas Revised Limited Partnership Act, as amended from time to time.

(b) “Affiliate” of a Person shall mean a Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person in question. The term “control,” as used in the immediately preceding sentence, shall mean (i) with respect to a person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the capital stock of the controlled corporation and (ii) with respect to a Person that is not a corporation, the possession directly or indirectly of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Agreement” shall mean this Agreement of Limited Partnership of Dell Computer Holdings L.P., as originally executed and as amended from time to time as the context requires. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

(d) ”Available cash” of the Partnership shall mean all cash funds of the Partnership on hand from time to time after (i) payment of all operating expenses of the Partnership as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Partnership as of such time and (iii) provision for a working capital reserve in accordance with Section 5.2 below.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Effective Date” shall mean the day and year first hereinabove set forth.

(g) “General Partner” shall mean Dell DFS Corporation, a Delaware corporation, and its permitted successors and assigns.

(h) “Interest” shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligation of such Partner to comply with all of the terms and provisions of this Agreement.

(i) “Limited Partner” shall mean Dell International L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

(j) “Partners” shall mean the General Partner and the Limited Partner. Reference to a “Partner” shall mean any one of the Partners.

(k) “Partnership” shall mean the limited partnership formed pursuant to this Agreement by the parties hereto, as such limited partnership may be constituted from time to time.

(1) “Partnership Percentage” of a Partner shall mean the percentage set forth opposite the name of such Partner under the column “Partnership Percentage” in Exhibit A attached hereto and made a part hereof for all purposes.

(m) “Person” shall mean any individual, partnership, corporation, trust or other entity or association.

ARTICLE II

GENERAL PROVISIONS

2.1 Formation and Purpose. The Partnership has been formed as a Texas limited partnership pursuant to and in accordance with the Act. The purpose of the Partnership is to engage in any and all lawful business activities in which limited partnerships formed in the State of Texas may participate and to do all things necessary, advisable or appropriate in connection therewith. Except as otherwise specifically provided in this Agreement, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2 Name. The name of the Partnership shall be “Dell Computer Holdings L.P.,” under which all business affairs of the Partnership shall be conducted.

2.3 Names and Addresses of Partners. The names, addresses and Partnership Percentages of the Partners are set forth in Exhibit A hereto.

2.4 Place of Business. The principal place of business of the Partnership shall be at One Dell Way, Round Rock, Texas 78682. The Partnership may also have such other places of business as the General Partner determines to be appropriate.

2.5 Certificate of Limited Partnership. Immediately following the execution of this Agreement, the General Partner shall file with the Secretary of State of the State of Texas an amendment to the Certificate in the form of Exhibit B attached hereto and made a part of hereof for all purposes. The Partners hereby agree and obligate themselves to execute, acknowledge, file, record or publish, as necessary, such amendments to this Agreement (or the Certificate) as may be required by the terms hereof or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the continuation, preservation or operation of the Partnership as a limited partnership.

2.6 No Individual Authority. No Partner, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of, any other Partner or the Partnership except as expressly provided in this Agreement.

2.7 Term. The Partnership commenced on the date upon which the Certificate was duly filed with the Secretary of State of the State of Texas ad shall continue unless terminated earlier by agreement of the Partners.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Each of the Partners has made (or is deemed to have made) the Capital Contributions set forth opposite such Partner’s name in Exhibit A hereto. Neither Partner shall have any further liability or obligation to make capital contributions or loans to the Partnership, but may do either by agreement; any such loan or capital contribution shall be made in the ratio of the Partners’ Partnership Percentages.

3.2 Return of Capital. No Partner shall have the right to demand or receive the return of such Partner’s capital contributions to the Partnership.

3.3 Interest on Capital Contributions. Except as otherwise expressly provided herein, no Partner shall receive any interest on such Partner’s capital contributions to the Partnership or such Partner’s capital account, notwithstanding any disproportion therein as between the Partners.

ARTICLE IV

ACCOUNTING RECORDS

4.1 Books and Records. The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept on the accrual method of accounting by the General Partner (or such other person as the General Partner may from time to time designate) at the principal place of business of the Partnership. Such books and records shall reflect all Partnership transactions and be appropriate and adequate for conducting the Partnership’s business.

4.2 Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained with such bank as is determined by the General Partner. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by the General Partner or such Person or Persons as are authorized by the General Partner.

4.3 Tax Matters Partner. The General Partner shall be the “tax matters partner” for the Partnership, as that term is defined in section 6231(a)(7) of the Code.

ARTICLE V

ALLOCATIONS, DISTRIBUTIONS AND INTERESTS

5.1 Allocation of Net Income or Net loss: Federal Income Tax Allocations. The net income or net loss of the Partnership, and all items of income, gain, loss and deduction for federal income tax purposes, for each fiscal year of the Partnership shall be allocated to the Partners pro rata in accordance with their Partnership Percentages; provided, however, that items of income, gain, loss and deduction associated with property contributed to the Partnership which has an adjusted tax basis that is less or more than the fair market value of such property at the time of contribution shall, in accordance with Section 704(c) of the Code, be allocated so as to take into account the variation between such adjusted tax basis and value.

5.2 Distribution of Available Cash. The Available Cash of the Partnership, if any, shall be distributed to the Partners pro rata in accordance with their Partnership Percentages. For any fiscal year, Available Cash of the Partnership need not be distributed to the extent that such cash is required for a reasonable working capital reserve for the Partnership, the amount of such reasonable working capital reserve to be determined by the General Partner.

ARTICLE VI

STATUS OF LIMITED PARTNER

6.1 Participation in Management. The Limited Partner shall not participate in the management or control of the Partnership’s business nor shall it transact any business for the Partnership, nor shall it have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

6.2 Limited Liability. The Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership, except as provided in the Act. The Limited Partner shall not be required or obligated to make further contributions of any sort whatsoever to the capital of the Partnership; provided, however, that if the Limited Partner receives a distribution in return, in whole or in part, of its capital contribution, the Limited Partner shall be liable to the Partnership for any sum, not in excess of such amount returned (with interest), necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims arose before such distribution was made.

ARTICLE VII

POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

7.1 General Powers. The General Partner is hereby granted the right, power and authority to manage the operations and affairs of the Partnership and to do all things which, in its sole discretion, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities. It is the intent of this Section 7.1 to confer upon the General partner the fullest extent of the power and authority that may be exercised by the general partner of a partnership organized under the Act, subject only to such limitations on a general partner’s power and authority that are imposed expressly by the Act and may not be overridden by the general grant of power and authority contained in this Section 7.1.

7.2 Managers and Other Agents; Titles; Appointment; Term: Removal. The General Partner may appoint managers and agents of the partnership, and may delegate to such managers and agents all or part of the power, authority, duty or responsibility possessed by or imposed upon the General Partner pursuant to this Agreement. Such managers may consist of a president, one or more vice presidents, a treasurer, a secretary, one or more assistant secretaries and such other managers and agents as the General Partner may from time to time appoint. Any two or more managerial positions designated by the General Partner may be held by the same person. Each manager and agent appointed by the General Partner shall hold office until the earlier of his resignation, death, removal from office or upon the expiration of the term of his appointment if the General Partner specifies a term thereof. Any manager or agent appointed by the General Partner may be removed by the General Partner whenever in its judgment the best interest of the Partnership will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of a manager or agent shall not of itself create contract rights. Unless otherwise determined by the General Partner, the respective responsibilities of each of such designated managers and agents shall be as follows:

(a) President. The president shall have such powers and duties, subject to such limitations, as may be prescribed by the General Partner.

(b) Vice Presidents. Each vice president shall have such powers and duties, subject to such limitations, as may be prescribed by the General Partner or as may be delegated from time to time by the president.

(c) Treasurer. The treasurer shall have such powers and duties subject to such limitations, as may be prescribed by the General Partner or as may be delegated from time to time by the president.

(d) Secretary. The secretary shall have such powers and duties, subject to such limitations, as may be prescribed by the General Partner or as may be delegated from time to time by the president.

(e) Assistant Secretaries. Each assistant secretary shall have such powers and duties, subject to such limitations, as may be prescribed by the General Partner or as may be delegated from time to time by the president.

(f) Other Managers. The General Partner may appoint other managers or agents, each of which shall have such titles, powers and duties as may be prescribed by the General Partner.

7.3 Tax Elections. All elections required or permitted to be made by the Partnership under the Code (including, without limitation, the election pursuant to section 754 of the Code) shall be made by the General Partner in its sole discretion.

ARTICLE VIII

TRANSFERS OF INTERESTS IN THE PARTNERSHIP

8.1 Limitations on Transfers by Partners. Except as otherwise provided in this Article VIII, neither Partner may “Transfer” all or any part of its Interest in the Partnership without the prior written consent of the other Partner, and any attempt to so Transfer any such Interest in the Partnership in violation of the provisions of this Article VIII shall be null and void ab initio. “Transfer” of an Interest in the Partnership shall mean the sale, transfer, assignment or other disposition of all or any part of an Interest in the Partnership.

8.2 Transfers to Affiliates. Notwithstanding any provision in Section 8.1 above to the contrary, but subject to the limitations set forth in this Section 8.2, each Partner shall be entitled, without the consent of the other Partner, to Transfer all or less than all of its Interest in the Partnership to an Affiliate of such Partner; provided that, contemporaneously with the Transfer of such Interest in the Partnership, the Affiliate to whom such Interest is Transferred shall execute an agreement pursuant to which such Affiliate agrees to be bound by the provisions of this Agreement; provided, further, that following any such Transfer, the assigning Partner shall continue to be bound to perform and discharge such Partner’s obligations and liabilities under this Agreement as long as any Affiliate of such assigning Partner owns an Interest in the Partnership.

ARTICLE IX

MISCELLANEOUS

9.1 GOVERNING LAW. THIS AGREEEENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

9.2 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

9.3 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. However, in making proof hereof it shall he necessary to produce only one copy hereof signed by the party to be charged.

9.4 Amendments. This Agreement may not be amended, altered or modified except by instrument in writing and signed by all of the parties hereto.

9.5 Title to Partnership Property. Legal title to all property of the Partnership shall be held and conveyed in the name of the Partnership.

IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Agreement on the date set forth opposite their signatures, to be effective, however, as of the Effective Date.

SIGNATURE PAGES OF PARTNERS ATTACHED

This signature page is attached to that certain Amended and Restated Agreement of Limited Partnership of Dell Computer Holdings L.P.

GENERAL PARTNER:

DELL DFS CORPORATION, a Delaware corporation

Date: September 23, 2013	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary

SUBSCRIBED AND ACKNOWLEDGED before me by Janet B. Wright on this 23 day of September, 2013.

/s/ Amy Stringfellow
Notary Public in Texas
My Commission Expires: 1/15/14

This signature page is attached to that certain Amended and Restated Agreement of Limited Partnership of Dell Computer Holdings L.P.

LIMITED PARTNER:

DELL INTERNATIONAL L.L.C. a Delaware limited liability company

Date: September 23, 2013	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary

SUBSCRIBED AND ACKNOWLEDGED before me by Janet B. Wright on this 23 day of September, 2013.

/s/ Amy Stringfellow
Notary Public in Texas
My Commission Expires: 1/15/14

EXHIBIT A

TO AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

DELL COMPUTER HOLDINGS L.P.

Names and Addresses of Partners:

Partnership Percentages

Capital Contributions

Name and Address of the General Partner	Partnership Percentage	Capital Contribution

Dell DFS Corporation	1%	$60,000.00
One Dell Way
Round Rock, Texas 78682

Name and Address of the Limited Partner	Partnership Percentage	Capital Contribution

Dell International L.L.C. [c/o The Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808] [One Dell Way Round Rock, Texas 78682]	99%	$5,940,000.00

EXHIBIT B

TO AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

DELL COMPUTER HOLDINGS L.P.

Amendment to Certificate of Limited Partnership

See attached.